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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                         (Amendment No. ______________)

                          Optical Sensors Incorporated
                    ---------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                    ---------------------------------------
                         (Title of Class of Securities)

                                    68384P10
                    ---------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  68384P10               13G                         Page 2 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Catalyst Ventures, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    0 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     0 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          486,216 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                         Page 3 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Enterprise Associates IV, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    0 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     0 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          486,216 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                         Page 4 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA Partners IV, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    0 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     0 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          486,216 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                         Page 5 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Enterprise Associates V, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    0 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     0 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          486,216 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                         Page 6 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA Partners V, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    0 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     0 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          486,216 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                         Page 7 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Chemicals and Materials Enterprise Associates, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  486,216 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     486,216 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          486,216 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                         Page 8 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA Chemicals and Materials Partners, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  486,216 shares
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     486,216 shares

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          486,216 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                         Page 9 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frank A. Bonsal, Jr.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    8,449 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     8,449 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          494,665 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                        Page 10 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Nancy L. Dorman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    2,998 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     2,998 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          489,214 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.8%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                        Page 11 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          C. Richard Kramlich

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    10,319 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     10,319  shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          496,535 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                        Page 12 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Arthur J. Marks

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    8,499 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     8,499 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          494,715 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                        Page 13 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas C. McConnell

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    6,435 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     6,435 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          492,651 shares
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          5.9%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  68384P10               13G                        Page 14 of 28 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles W. Newhall III

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    6,471 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    486,216 shares
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     6,471 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     486,216 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          492,687 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                Page 1 of 28 Pages
para5832/1.3210221-1
Item 1(a).    Name of Issuer:  Optical Sensors Incorporated.

Item 1(b).    Address of Issuer's Principal Executive Offices:
              7615 Golden Triangle Drive, Suite A, Minneapolis, MN 55344

Item 2(a). Name of Persons Filing: Catalyst Ventures, Limited Partnership ("Catalyst"), New Enterprise Associates IV, Limited Partnership ("NEA IV"), which is a general partner of Catalyst, NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, New Enterprise Associates V, Limited Partnership ("NEA V"), NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, Chemicals and Materials Partners, Limited Partnership ("CMEA"), NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners"), which is a general partner of CMEA, and Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners IV, NEA Partners V and CMEA Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Catalyst, NEA IV, NEA Partners IV, NEA V, NEA Partners V, CMEA Partners, Bonsal, Dorman, Marks, and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of CMEA is One Cleveland Center, Suite 2700, Cleveland, Ohio 44114.

Item 2(c). Citizenship: Each of NEA IV, NEA Partners IV, NEA V, NEA Partners V, CMEA and CMEA Partners is a limited partnership organized under the laws of the State of Delaware. Catalyst is a limited partnership organized under the laws of the State of Maryland. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).    CUSIP Number: 68384P10

Item 3.              If this statement is filed pursuant to Rules 13d-
                     1(b), or 13d-2(b), check whether the person filing is a:

                     (a)  [  ]  Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

                     (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act.


                     (c)  [  ]  Insurance Company as defined in Section 3(a)
                                (19) of the Act.

                     (d)  [  ]  Investment Company registered under Section 8 of the Investment Company Act of 1940.

                              Page 15 of 28 Pages

                     (e)  [  ]  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                     (f)  [  ]  Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                     (g)  [  ]  Parent Holding Company, in accordance with Rule
                                13d-1(b)(ii)(G) of the Act.

                     (h)  [  ]  Group, in accordance with Rule
                                13d-1(b)(1)(ii)(H) of the Act.

                     Not applicable. The original Schedule 13G filed by the Reporting Persons relating to the Common Stock was not filed pursuant to Rule 13d-1(b).

Item 4.       Ownership.

              (a) Amount Beneficially Owned: Catalyst is the record owner of 31,365 shares of Common Stock as of December 31, 1996 and holds warrants to purchase an aggregate of 33,625 shares, which are exercisable within 60 days after December 31, 1996, for a total of 64,990 shares (the "Catalyst Shares"). NEA IV is the record owner of 106 shares of Common Stock as of December 31, 1996 (the "NEA IV Shares"). NEA V is the record owner of 281,924 shares of Common Stock as of December 31, 1996 and holds warrants to purchase an aggregate of 40,551 shares, which are exercisable within 60 days after December 31, 1996, for a total of 322,475 shares (the "NEA V Shares"). CMEA is the record owner of 97,018 shares of Common Stock as of December 31, 1996 and holds a warrant to purchase 1,627 shares, which is exercisable within 60 days after December 31, 1996, for a total of 98,645 shares (the "CMEA Shares"). As a general partner of Catalyst and the holder of the NEA IV Shares, NEA IV may be deemed to own beneficially the Catalyst Shares and the NEA IV Shares. As the sole general partner of NEA IV, which is a general partner of Catalyst and the holder of the NEA IV Shares, NEA Partners IV may be deemed to own beneficially the Catalyst Shares and the NEA IV Shares. As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As a general partner of CMEA, CMEA Partners may be deemed to own beneficially the CMEA Shares. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each of Catalyst, NEA IV, NEA V and CMEA and their general partners, NEA Partners IV, the sole general partner of NEA IV, NEA Partners V, the sole general partner of NEA V, and CMEA Partners, a general Partner of CMEA, may be deemed to own beneficially all of the Catalyst Shares, the NEA IV Shares, the NEA V Shares and the CMEA Shares, for a total of 486,216 shares (the "Record Shares").

                     Bonsal is the record owner of 8,449 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners V, the sole general partner of NEA V, CMEA Partners, a general partner of CMEA, and the record owner of 8,449 shares, Bonsal may be deemed to own beneficially the Record Shares and the 8,449 shares, for a total

                               Page 16 of 28 Pages
                     of 494,665 shares. Dorman is the record owner of 2,998 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners V, the sole general partner of NEA V, CMEA Partners, a general partner of CMEA, and the record owner of 2,998 shares, Dorman may be deemed to own beneficially the Record Shares and the 2,998 shares, for a total of 489,214 shares. Kramlich is the record owner of 10,319 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners V, the sole general partner of NEA V, CMEA Partners, a general partner of CMEA, and the record owner of 10,319 shares, Kramlich may be deemed to own beneficially the Record Shares and the 10,319 shares, for a total of 496,535 shares. Marks is the record owner of 8,499 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners V, the sole general partner of NEA V, CMEA Partners, a general partner of CMEA, and the record owner of 8,449 shares, Marks may be deemed to own beneficially the Record Shares and the 8,499 shares, for a total of 494,715 shares. McConnell is the record owner of 6,435 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners V, the sole general partner of NEA V, CMEA Partners, a general partner of CMEA, and the record owner of 6,435 shares, McConnell may be deemed to own beneficially the Record Shares and the 6,435 shares, for a total of 492,651 shares. Newhall is the record owner of 6,471 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners V, the sole general partner of NEA V, CMEA Partners, a general partner of CMEA, and the record owner of 6,471 shares, Newhall may be deemed to own beneficially the Record Shares and the 6,471 shares, for a total of 492,687 shares.

              (b) Percent of Class: Catalyst, NEA IV, NEA V, CMEA, NEA Partners IV, NEA Partners V, CMEA Partners and Dorman:
                     5.8%. Bonsal, Kramlich, Marks, McConnell and Newhall: 5.9%. The foregoing percentages are calculated based on the 8,317,661 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Optical Sensors Incorporated for the quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: 0 shares for each of Catalyst, NEA IV, NEA V, CMEA, NEA Partners IV, NEA Partners V, CMEA Partners. 8,449 shares for Bonsal. 2,998 shares for Dorman. 10,319 shares for Kramlich. 8,499 shares for Marks. 6,435 shares for McConnell. 6,471 shares for Newhall.

                    (ii) shared power to vote or to direct the vote: 486,216 shares for each Reporting Person.

                    (iii) sole power to vote or to direct the vote: 0 shares for each of Catalyst, NEA IV, NEA V, CMEA, NEA Partners IV, NEA Partners V, CMEA Partners. 8,449 shares for Bonsal. 2,998 shares for Dorman. 10,319 shares for Kramlich.

                              Page 18 of 28 Pages

                           8,499 shares for Marks. 6,435 shares for McConnell. 6,471 shares for Newhall.

                    (iv) shared power to vote or to direct the vote: 486,216 shares for each Reporting Person.

              Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Optical Sensors Incorporated, except for the shares, if any, that such Reporting Person owns of record.

Item 5.       Ownership of Five Percent or Less of a Class.

              Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                              Page 19 of 28 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1997

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

    By:   NEA Partners IV, Limited Partnership

    By:                   *
        --------------------------------------
             Charles W. Newhall III
             General Partner

NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By:     NEA Partners IV, Limited Partnership

         By:                   *
            --------------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:                            *
    --------------------------------------
     Charles W. Newhall III
     General Partner


NEW ENTERPRISE ASSOCIATES V,
  LIMITED PARTNERSHIP

By:     NEA Partners V, Limited Partnership

         By:                   *
             --------------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS V, Limited Partnership

By:                            *
    --------------------------------------
     Charles W. Newhall III
     General Partner

                              Page 19 of 28 Pages

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:   NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

         By:                   *
             --------------------------------------
              Charles W. Newhall III
              General Partner


NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:                   *
    --------------------------------------
      Charles W. Newhall III
      General Partner


                   *
--------------------------------------
Frank A. Bonsal, Jr.


                   *
--------------------------------------
C. Richard Kramlich


                   *
--------------------------------------
Arthur J. Marks


                   *
--------------------------------------
Thomas C. McConnell


                   *
--------------------------------------
Charles W. Newhall III


                              Page 20 of 28 Pages

                                       *     /s/ Nancy L. Dorman
                                       -----------------------------------------
                                       Nancy L. Dorman
                                       on her own behalf and as Attorney-in-Fact


--------------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                              Page 21 of 28 Pages

                                                                       EXHIBIT 1
                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Optical Sensors Incorporated.

     EXECUTED this 10th day of February, 1997.

CATALYST VENTURES, LIMITED PARTNERSHIP

By:     NEW ENTERPRISE ASSOCIATES IV,
          LIMITED PARTNERSHIP

        By:   NEA Partners IV, Limited Partnership

         By:                   *
            ------------------------------------
             Charles W. Newhall III
             General Partner

NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By:     NEA Partners IV, Limited Partnership

         By:                   *
            ------------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:                            *
    ----------------------------------------------
     Charles W. Newhall III
     General Partner

NEW ENTERPRISE ASSOCIATES V,
  LIMITED PARTNERSHIP

By:     NEA Partners V, Limited Partnership

         By:                   *
            --------------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS V, Limited Partnership

By:                            *
    ----------------------------------------------
     Charles W. Newhall III
     General Partner

                              Page 22 of 28 Pages

CHEMICALS AND MATERIALS ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:   NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

         By:                   *
             -----------------------------------
              Charles W. Newhall III
              General Partner


NEA CHEMICALS AND MATERIALS PARTNERS, LIMITED PARTNERSHIP

By:                 *
    -------------------------------------
      Charles W. Newhall III
      General Partner


                    *
---------------------------------------
Frank A. Bonsal, Jr.


                    *
---------------------------------------
C. Richard Kramlich


                    *
---------------------------------------
Arthur J. Marks


                    *
---------------------------------------
Thomas C. McConnell


                    *
---------------------------------------
Charles W. Newhall III

                              Page 23 of 28 Pages

                                       *     /s/ Nancy L. Dorman
                                       -----------------------------------------
                                       Nancy L. Dorman
                                       on her own behalf and as Attorney-in-Fact

--------------------------------------------------------------------------------

*This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                              Page 24 of 28 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                 /s/ Raymond L. Bank
                                                 -------------------------------
                                                 Raymond L. Bank


                                                 /s/ Thomas R. Baruch
                                                 -------------------------------
                                                 Thomas R. Baruch


                                                 /s/ Cornelius C. Bond, Jr.
                                                 -------------------------------
                                                 Cornelius C. Bond, Jr.


                                                 /s/ Frank A. Bonsal, Jr.
                                                 -------------------------------
                                                 Frank A. Bonsal, Jr.


                                                 /s/ James A. Cole
                                                 -------------------------------
                                                 James A. Cole


                              Page 25 of 28 Pages

                                                 /s/ Nancy L. Dorman
                                                 -------------------------------
                                                 Nancy L. Dorman


                                                 /s/ Neal M. Douglas
                                                 -------------------------------
                                                 Neal M. Douglas


                                                 /s/ John W. Glynn, Jr.
                                                 -------------------------------
                                                 John W. Glynn, Jr.


                                                 /s/ Curran W. Harvey
                                                 -------------------------------
                                                 Curran W. Harvey


                                                 /s/ Ronald Kase
                                                 -------------------------------
                                                 Ronald Kase


                                                 /s/ C. Richard Kramlich
                                                 -------------------------------
                                                 C. Richard Kramlich


                                                 /s/ Robert F. Kuhling
                                                 -------------------------------
                                                 Robert F. Kuhling


                                                 /s/ Arthur J. Marks
                                                 -------------------------------
                                                 Arthur J. Marks


                                                 /s/ Thomas C. McConnell
                                                 -------------------------------
                                                 Thomas C. McConnell


                                                 /s/ Donald L. Murfin
                                                 -------------------------------
                                                 Donald L. Murfin


                                                 /s/ H. Leland Murphy
                                                 -------------------------------
                                                 H. Leland Murphy

                              Page 26 of 28 Pages

                                                 /s/ John M. Nehra
                                                 -------------------------------
                                                 John M. Nehra


                                                 /s/ Charles W. Newhall III
                                                 -------------------------------
                                                 Charles W. Newhall III


                                                 /s/ Terry L. Opdendyk
                                                 -------------------------------
                                                 Terry L. Opdendyk


                                                  /s/ Barbara J. Perrier
                                                 -------------------------------
                                                 Barbara J. Perrier


                                                 /s/ C. Vincent Prothro
                                                 -------------------------------
                                                 C. Vincent Prothro


                                                 /s/ C. Woodrow Rea, Jr.
                                                 -------------------------------
                                                 C. Woodrow Rea, Jr.


                                                 /s/ Howard D. Wolfe, Jr.
                                                 -------------------------------
                                                  Howard D. Wolfe, Jr.


                                                 /s/ Nora M. Zietz
                                                 -------------------------------
                                                 Nora M. Zietz


                              Page 27 of 28 Pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                 /s/ Peter J. Barris
                                                 -------------------------------
                                                 Peter J. Barris


                                                 /s/ Debra E. King
                                                 -------------------------------
                                                 Debra E. King


                                                 /s/ Peter T. Morris
                                                 -------------------------------
                                                 Peter. T. Morris


                                                 /s/ Hugh Y. Rienhoff, Jr.
                                                 -------------------------------
                                                 Hugh Y. Rienhoff, Jr.


                                                 /s/ Alexander Slusky
                                                 -------------------------------
                                                 Alexander Slusky


                                                 /s/ Louis B. Van Dyck
                                                 -------------------------------
                                                 Louis B. Van Dyck



                              Page 28 of 28 Pages